                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS
                                                         ENDED MARCH 31,
                                                      --------------------
                                                        1999        2000
                                                      --------    --------
Loss before extraordinary item and cumulative
 effect of change in accounting principle.....        $(13,473)   $(32,060)
Dividends on preferred stock..................          (6,408)    (11,493)
                                                      --------    --------

Loss before extraordinary item and cumulative
 effect of change in accounting principle
 applicable to common stock for basic and
 diluted computations.........................         (19,881)    (43,553)

Extraordinary item............................              --      (1,495)

Cumulative effect of change in accounting
 principle....................................          (2,414)         --
                                                      --------    --------
Net loss applicable to common stock for basic
 and diluted computations.....................        $(22,295)   $(45,048)
                                                      ========    ========

Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........          94,732     158,566
                                                      ========    ========

Per common share--basic and diluted:
  Loss before extraordinary item and cumulative
   effect of change in accounting principle...        $  (0.21)   $  (0.27)

Extraordinary item............................              --       (0.01)

Cumulative effect of change in accounting
 principle....................................           (0.03)         --
                                                      --------    --------
   Net loss...................................        $  (0.24)   $  (0.28)
                                                      ========    ========